FOR IMMEDIATE RELEASE

news release
GoDaddy Inc. Completes Refinancing of Existing Tranche B-5 Term Loans

TEMPE, Ariz., Jan. 22, 2024 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY) today announced Go Daddy Operating Company, LLC and GD Finance Co, LLC (each, a subsidiary of GoDaddy Inc. and together, the “Borrowers”) closed the previously announced credit agreement refinancing. In connection with the closing, the Borrowers entered into a Tenth Amendment (the “Tenth Amendment”) to the Second Amended and Restated Credit Agreement, dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), by and among the Borrowers, Desert Newco, LLC, Royal Bank of Canada as the Administrative Agent, the Collateral Agent, the Swingline Lender and a Letter of Credit Issuer, and the other parties party thereto. Capitalized terms used, but not defined in this news release are as defined in the Credit Agreement as amended by the Tenth Amendment, which will be filed with the Securities and Exchange Commission.

The Tenth Amendment provides for a new $1,752 million tranche of term loans maturing in 2029 (the “Replacement Term Loans”), the proceeds of which were used to refinance all outstanding Existing Tranche B-5 Term Loans. The amortization rate for the Replacement Term Loans is 1.00% per annum and the first installment shall be payable on or about March 31, 2024. Pursuant to the Tenth Amendment, the Applicable Margin is (i) 2.00% for the Replacement Term Loans that are SOFR Loans and (ii) 1.00% for the Replacement Term Loans that are ABR Loans.

About GoDaddy

GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy’s easy-to-use tools help microbusiness owners manage everything in one place, and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.

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Contacts
Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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